Filed under Rule 424(b)(2), Registration Statement No. 333-226651

Preliminary Pricing Supplement No. 281 - Dated Monday, January 3, 2022 (To: Prospectus dated August 7, 2018)

CUSIP	Principal		Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Amount	Selling Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
02006DB83	[]	100.00%	0.825%	[]	Fixed	1.300%	Monthly	01/15/2025	2/15/2022	$1.16	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 7/15/2022 and Semi-Annually thereafter with 30 Calendar Days Notice.
02006DB91	[]	100.00%	1.250%	[]	Fixed	1.750%	Monthly	01/15/2027	2/15/2022	$1.56	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 7/15/2022 and Semi-Annually thereafter with 30 Calendar Days Notice.

Ally Financial Inc.

Offering Date: Monday, January 3, 2022 through Monday, January 10, 2022

Trade Date: Monday, January 10, 2022 @ 12:00 PM ET

Settle Date: Thursday, January 13, 2022

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 0235 via RBC Dain Rauscher Inc

Agents: InspereX, LLC, Citigroup, RBC Capital Markets, Morgan Stanley, J.P. Morgan, Wells Fargo Advisors, LLC

Except for Notes sold to level-fee accounts, Notes offered to the public will be offered at the public offering price set forth in this Pricing Supplement. Selected dealers purchasing Notes on an agency basis for non-level fee client accounts shall purchase Notes at the public offering price. Notes purchased by the selected dealers for their own account may be purchased at the public offering price less the applicable concession. Notes purchased by the selected dealers on behalf of level-fee accounts may be sold to such accounts at the applicable concession to the public offering price, in which case, such selected dealers will not retain any portion of the sales price as compensation.

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Ally Financial Inc. Ally Financial Term Notes, Series A Prospectus dated August 7, 2018